Exhibit 99.2

News Release

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

For more information please contact:

Kelli Christman, 816.860.5088

Kelli.Christman@umb.com

UMB Financial Corporation Names

Ram Shankar as Chief Financial Officer

KANSAS CITY, Mo. (July 26, 2016) — UMB Financial Corporation (Nasdaq: UMBF) announces it has named Ram Shankar as chief financial officer. Shankar will have responsibility for the overall financial management of the company, including financial planning and analysis, accounting, balance sheet management, investor relations, corporate investments, tax, and board reporting.

Shankar brings nearly 20 years of industry experience with specific expertise in financial planning, balance sheet strategy, investor relations, financial planning, mergers and acquisitions, and profitability forecasting. Prior to joining UMB, Shankar spent five years as managing director of First Niagara Financial Group, where he headed financial planning and analysis and investor relations. Before that, Shankar spent time at FBR Capital Markets as a senior research analyst and at M&T Bank Corporation in the financial planning measurement and corporate finance/M&A group.

“Ram is a seasoned, strategic-minded finance professional who will be integral in positioning us for continued growth and success, while also helping us navigate our unique business model,” said Mariner Kemper, CEO and chairman of UMB Financial Corporation. “We look forward to Ram further enhancing our strong relationship with both our investors and board members.”

Shankar earned his bachelor’s degree in engineering from Birla Institute of Technology and Science in India and his master’s degree in business administration from Rochester Institute of Technology in New York.

About UMB

UMB Financial Corporation (Nasdaq: UMBF) is a diversified financial holding company headquartered in Kansas City, Mo., offering complete banking services, payment solutions, asset servicing and institutional investment management to customers. UMB operates banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas, as well as two national specialty-lending businesses. Subsidiaries of the holding company include companies that offer services to mutual funds and alternative-investment entities and registered investment advisors that offer equity and fixed income strategies to institutions and individual investors. For more information, visit umb.com, umbfinancial.com, blog.umb.com or follow us on Twitter at @UMBBank, Facebook at facebook.com/UMBBank and LinkedIn at linkedin.com/company/umb-bank.

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